Exhibit 99.1

For more information: Mike Campbell, 816-842-8181
investorrelations@inergyservices.com

Inergy Reports Record Second Quarter Results

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EBITDA Increases 27%

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Management Conference Call Today at 3:30 PM CDT

Kansas City, MO (May 10, 2004) – Inergy, L.P. (NASDAQ: NRGY) today reported its results of operations for the quarter ended March 31, 2004, the second quarter of fiscal 2004.

For the three months ended March 31, 2004, Inergy, L.P. (Inergy) reported EBITDA of $30.1 million, an increase of $6.4 million, or 27%, over the $23.7 million reported in the second quarter of last year. For the six-month period, EBITDA increased 26% to $47.1 million from $37.4 million last year. Before an $18.2 million net charge to earnings associated with the early retirement of debt (as more fully described in the following paragraph) net income for the quarter ended March 31, 2004 was $23.6 million, or $1.03 per diluted limited partner unit, as compared to $17.8 million, or $1.10 per diluted limited partner unit for the same period in the prior year. For the six-month period ended March 31, 2004, net income before the $18.2 million net charge was $33.0 million, or $1.55 per diluted limited partner unit, compared with $25.5 million, or $1.59 per diluted limited partner unit for the same period in the prior year. Inergy had approximately 7.0 million, or 44%, more average limited partner units outstanding in the three months ended March 31, 2004 as compared to the prior year quarter and approximately 5.6 million, or 35%, more average limited partner units outstanding during the six months ended March 31, 2004 as compared to the prior year six month period, reflecting the increased strength of Inergy’s balance sheet with over $155 million of partners’ capital raised by Inergy since February 2003.

As previously announced, in January 2004 Inergy repaid in full its senior secured notes with proceeds from a common unit offering and borrowings under its bank credit facility. The early retirement of this debt resulted in a net charge to earnings in the second quarter of fiscal 2004 of approximately $18.2 million comprised of a make-whole premium paid to the lenders ($17.9 million) and the write-off of deferred financing costs associated with the debt ($1.2 million) partially offset by a gain recognized on the termination of an interest rate swap agreement associated with the debt ($0.9 million). Although reflected as a charge to earnings, this net charge does not affect Inergy’s distributable cash flow.

As previously announced, the Board of Directors of the Partnership’s general partner increased Inergy’s quarterly cash distribution to $0.405 per unit ($1.62 annually) for the quarter ended March 31, 2004. This represents an 11% increase over the distribution for the same quarter of the prior year. The distribution will be paid on May 14, 2004, to unitholders of record as of May 7, 2004. This was the tenth consecutive quarterly increase in Inergy’s distribution representing an increase in every full quarter since its initial public offering in July 2001.

Since the beginning of fiscal 2004, Inergy has closed thirteen acquisitions with seven of these acquisitions closing since January 1, 2004. All of these acquisitions are expected to be accretive on a distributable cash flow per unit basis.

“Once again, our people have delivered outstanding results,” said John Sherman, President and CEO of Inergy. Sherman continued, “Our core retail operations performed consistently through the winter as is their trademark. The wholesale and transportation business unit as a whole was on target with a solid contribution from our newly acquired West Coast NGL operation. Inergy’s outstanding track record, combined with the strength of our balance sheet, uniquely positions the Company to execute our growth strategy on behalf of our unitholders.”

The improved EBITDA results for the three and six-month periods ended March 31, 2004, are primarily attributable to acquisitions with the decrease in net income for both periods primarily attributable to the charges associated with the early repayment of the senior secured notes.

Retail gallon sales increased 14% to 56.7 million in the second quarter of fiscal 2004 from 49.6 million gallons sold in the same quarter last year. For the six-month periods, retail gallon sales increased 15% to 99.2 million gallons in 2004 compared to 86.4 million gallons sold in the same period of the prior year. The increased gallon sales are attributable to acquisitions partially offset by weather that was both warmer than normal and warmer than the prior year in both periods. Retail propane gross profit increased to $39.8 million in the quarter ended March 31, 2004 from $33.2 million in the same quarter of the prior year due to the increased sales volume from acquisitions and higher gross margin per gallon. Retail propane gross profit in the six-months ended March 31, 2004 was $67.7 million as compared to $55.3 million in the same period of 2003.

Gross profit from wholesale operations was $6.2 million in the second quarter of fiscal 2004 compared to $4.1 million in the same period of 2003. In the six months ended March 31, 2004, gross profit from wholesale operations was $11.5 million as compared to $6.3 million in the same period of 2003. These increases were primarily attributable to our October 2003 NGL facility acquisition in California.

Operating and administrative expenses were $20.2 million in the three months ended March 31, 2004 compared to $17.1 million in the same period of 2003. For the six-months ended March 31, 2004, operating and administrative expenses were $40.5 million compared to $31.4 million in the same period of 2003. The increase in operating expenses is primarily the result of growth related to acquisitions.

Inergy will conduct a live conference call and webcast on Monday, May 10, 2004, to discuss the Company’s performance for the second quarter and the business outlook. The call will be at 3:30 p.m., CDT. Call-in begins at 3:20 p.m., CDT. The call-in number is 1-877-405-3427. The webcast can be accessed through Inergy’s website at www.InergyPropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 6968993. For more information, please contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

Inergy - headquartered in Kansas City, Missouri - is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 260,000 retail customers from 149 customer service centers throughout the eastern half of the United States. The Company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that acquisitions will be accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiary

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2004 and 2003

(in thousands, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Revenue:
Propane	$167,422	$153,450	$288,247	$257,492
Other	10,646	5,200	22,403	10,847

	178,068	158,650	310,650	268,339

Cost of product sold	127,748	118,113	223,213	199,664

Gross profit	50,320	40,537	87,437	68,675
Expenses:
Operating and administrative	20,188	17,073	40,487	31,384
Depreciation and amortization	4,958	3,374	9,676	6,735

Operating income	25,174	20,090	37,274	30,556

Other income (expense):
Interest expense, net	(1,471)	(2,496)	(4,367)	(5,136)
Write-off of deferred financing costs (a)	(1,216)	—	(1,216)	—
Make whole premium charge (b)	(17,949)	—	(17,949)	—
Swap value received (c)	949	—	949	—
Gain (loss) on sale of property, plant and equipment	(325)	116	(279)	10
Finance charges	238	73	353	89
Other	42	22	78	52

Income before income taxes	5,442	17,805	14,843	25,571

Provision for income taxes	20	20	51	70

Net income	$5,422	$17,785	$14,792	$25,501

Net income allocable to:
Non-managing general partner interest	$109	$356	$296	$510
Limited partner interest	5,313	17,429	14,496	24,991

	$5,422	$17,785	$14,792	$25,501

Net income per limited partner unit:
Basic	$0.24	$1.11	$0.70	$1.61
Diluted	$0.23	$1.10	$0.68	$1.59

(a)	Deferred financing costs that were being amortized were written off as a result of the early retirement of the senior secured notes.
(b)	Represents contractual premium paid to lenders upon early retirement of the senior secured notes.
(c)	Gain upon termination of interest rate swap agreement associated with the senior secured notes that were retired.

	(Unaudited)		(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Supplemental Information:
Retail gallons sold	56,650	49,583	99,169	86,434
EBITDA:
Net Income	$5,422	$17,785	$14,792	$25,501
Interest expense, net	1,471	2,496	4,367	5,136
Write-off of deferred financing costs	1,216	—	1,216	—
Make whole premium charge	17,949	—	17,949	—
Swap value received	(949)	—	(949)	—
Provision for income taxes	20	20	51	70
Depreciation and amortization	4,958	3,374	9,676	6,735

EBITDA (a)	$30,087	$23,675	$47,102	$37,442

Distributable Cash Flow:
EBITDA (a)	$30,087	$23,675	$47,102	$37,442
Cash interest expense (b)	(1,160)	(2,151)	(3,554)	(4,447)
Maintenance capital expenditures (c)	(167)	(322)	(462)	(570)
Provision for income taxes	(20)	(20)	(51)	(70)

Distributable cash flow (d)	$28,740	$21,182	$43,035	$32,355

Weighted Average Limited Partner Units Outstanding:
Basic	22,401	15,675	20,855	15,549
Diluted	22,877	15,902	21,320	15,754

	March 31, 2004	September 30, 2003
Outstanding Debt:
Working Capital Facility	$—	$15,500
Acquisition Facility	75,939	25,524
Senior Secured Notes	—	86,265
Other Debt	4,750	3,838

Total Debt	$80,689	$131,127

Total Partners’ Capital	$261,668	$178,983

(a)	EBITDA is defined as income before taxes, plus net interest expense (inclusive of write-off of deferred financing costs, make whole premium charge, less gain from termination of interest rate swap agreement) and depreciation and amortization expense. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA is useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by others.

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